EXHIBIT 23.02

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

WINDSWEPT ENVIRONMENTAL GROUP, INC.
BAY SHORE, NEW YORK

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-61905, No. 333-22499, No. 333-86871 and
No. 333-43305) and in the Schedule 14C filed with the SEC during August, 2000, of our report dated August 11, 1999, (which contains an explanatory paragraph concluding that there is a substantial doubt about the Company's ability to continue as a going concern), relating to the consolidated financial statements of Windswept Environmental Group, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended April 30, 1999.

/s/ BDO Seidman, LLP
BDO SEIDMAN, LLP
Melville, New York
July 30, 2001